Exhibit 10.8

PAE INCORPORATED 2020 EQUITY INCENTIVE PLAN

RESTRICTED STOCK UNIT GRANT NOTICE
Capitalized terms not specifically defined in this Restricted Stock Unit Grant Notice (the “Grant Notice”) have the meanings given to them in the 2020 Equity Incentive Plan (as amended from time to time, the “Plan”) of PAE Incorporated (the “Company”).
The Company has granted to the participant listed below (“Participant”) the Restricted Stock Units described in this Grant Notice (the “RSUs”), subject to the terms and conditions of the Plan and the Restricted Stock Unit Agreement attached as Exhibit A (the “Agreement”), both of which are incorporated into this Grant Notice by reference.

Participant:
Grant Date:
Number of RSUs:
Vesting Commencement Date:
Vesting Schedule:

By Participant’s signature below, Participant agrees to be bound by the terms of this Grant Notice, the Plan and the Agreement. Participant has reviewed the Plan, this Grant Notice and the Agreement in their entirety, has had an opportunity to obtain the advice of counsel prior to executing this Grant Notice and fully understands all provisions of the Plan, this Grant Notice and the Agreement. Participant hereby agrees to accept as binding, conclusive and final all decisions or interpretations of the Administrator upon any questions arising under the Plan, this Grant Notice or the Agreement.

PAE INCORPORATED	PARTICIPANT
By:
Name:	[Participant Name]
Title:

Exhibit A
RESTRICTED STOCK UNIT AGREEMENT
ARTICLE I.
GENERAL

1.1 Award of RSUs and Dividend Equivalents
(a)  The Company has granted the RSUs to Participant effective as of the grant date set forth in the Grant Notice (the “Grant Date”). Each RSU represents the right to receive one Share, as set forth in this Agreement. Participant will have no right to the distribution of any Shares until the time (if ever) the RSUs have vested.

(b) The Company hereby grants to Participant, with respect to each RSU, a Dividend Equivalent for ordinary cash dividends paid to substantially all holders of outstanding Shares with a record date after the Grant Date and prior to the date the applicable RSU is settled, forfeited or otherwise expires. Each Dividend Equivalent entitles Participant to receive the equivalent value of any such ordinary cash dividends paid on a single Share; provided that, such value may be paid in the form of cash or Shares, as determined by the Company in its discretion. The Company will establish a separate Dividend Equivalent bookkeeping account (a “Dividend Equivalent Account”) for each Dividend Equivalent and credit the Dividend Equivalent Account (without interest) on the applicable dividend payment date with the amount of any such cash paid.

1.2 Award Incorporation of Terms of Plan. The RSUs are subject to the terms and conditions set forth in this Agreement and the Plan, which is incorporated herein by reference. In the event of any inconsistency between the Plan and this Agreement, the terms of the Plan will control.
1.3 Definitions. Capitalized terms not specifically defined in this Agreement have the meanings specified in the Grant Notice or, if not defined in the Grant Notice, in the Plan. When used in this Agreement or the Grant Notice, the following capitalized terms have the following meanings:
(a) “Good Reason” means (i) if Participant is a party to a written employment agreement or offer letter with the Company or any of its Subsidiaries in which the term “good reason” is defined, the meaning set forth in such employment agreement or offer letter, or (ii) if no such employment agreement or offer letter exists, the occurrence of any of the following without Participant’s prior written consent: (1) a material reduction in annual base salary or target annual cash bonus opportunity or (2) a relocation of Participant’s principal place of business of 50 miles or more, provided such relocation also increases Participant’s commute by at least 25 miles; provided however that, in order to constitute Good Reason pursuant to the preceding clauses (i) or (ii), Participant must provide written notice to the Company or its Subsidiary of Participant’s intent to resign for Good Reason within 45 days of the occurrence of the applicable event (each, a “Good Reason Event”) in order for Participant’s resignation for Good Reason to be effective hereunder. Upon receipt of such notice, the Company or its Subsidiary shall have 30 days (the “Good Reason Cure Period”) to rectify the Good Reason Event. If the Company or its Subsidiary fails to rectify the Good Reason Event prior to the expiration of the Good Reason Cure Period, then Participant may terminate employment within ten days following the expiration of the Good Reason Cure Period and such termination will be considered for Good Reason.

1.4 Unsecured Promise. The RSUs and Dividend Equivalents will at all times prior to settlement represent an unsecured Company obligation payable only from the Company’s general assets.
ARTICLE II.
VESTING; FORFEITURE AND SETTLEMENT

2.1 Vesting; Forfeiture..
(a) The RSUs will vest according to the vesting schedule in the Grant Notice. In the event of Participant’s Termination of Service for any reason, all unvested RSUs will immediately and automatically be cancelled and forfeited, except as provided in Section 2.1(b) and (c) below or otherwise determined by the Administrator or provided in a binding written agreement between Participant and the Company. Dividend Equivalents (including any Dividend Equivalent Account balance) will vest or be forfeited, as applicable, upon the vesting or forfeiture of the RSU with respect to which the Dividend Equivalent (including the Dividend Equivalent Account) relates.
(b) In the event that Participant incurs a Termination of Service on account of the Participant’s death or Disability, then upon such Termination, 100% of the unvested RSUs shall become immediately vested.
(c) If a Change of Control occurs, outstanding RSUs will be treated as described in this subsection. Notwithstanding anything to the contrary, the Administrator may take such other actions with respect to the RSUs as it deems appropriate pursuant to the Plan.
(i) f the RSUs are assumed in accordance with Section 8.2(c) of the Plan, the RSUs shall continue to vest in accordance with the Vesting Schedule set forth in the Grant Notice and this Section 2.1(c), based on Participant’s continued employment or service with the Company and its Subsidiaries.
(ii) Notwithstanding subsection (i) above, if the RSUs are assumed in accordance with Section 8.2(c) of the Plan, and Participant’s employment or service is terminated by the Company and its Subsidiaries without Cause or Participant terminates employment for Good Reason, upon or within 12 months following a Change in Control and before the applicable vesting date, the RSUs shall, to the extent not then vested or previously forfeited or cancelled, become fully vested upon such termination of employment.
(iii) If the RSUs are not assumed in accordance with Section of 8.2(c) of the Plan, the RSUs shall, to the extent not then vested or previously forfeited or cancelled, become fully vested upon the Change in Control.
(iv) Notwithstanding anything in this Agreement to the contrary, to the extent that the RSUs constitute nonqualified deferred compensation subject to Section 409A of the Code and the Treasury Regulations thereunder (“Section 409A”), if (A) a Change in Control does not constitute a “change in control event” under Section 409A, or (B) otherwise required by Section 409A, any amounts that vest pursuant to subsection (iii) above shall be paid within 30 days following the otherwise applicable vesting date.
(d) Notwithstanding anything to the contrary, any vesting references in this Agreement shall be deemed conditional and remain subject to Participant not being terminated by the Company for Cause at any time. If Participant has a Termination of Service for Cause, whether during or after the vesting period, the RSUs, whether otherwise vested or unvested, will immediately and automatically be cancelled and forfeited.
2.2 Settlement.
(a) RSUs and Dividend Equivalents (including any Dividend Equivalent Account balance) will be paid as soon as administratively practicable after the vesting of the applicable RSU, but in no event more than 30 days after the vesting date of the RSUs.
b) f a Dividend Equivalent is paid in Shares, the number of Shares paid with respect to the Dividend Equivalent will equal the quotient, rounded down to the nearest whole Share, of the Dividend Equivalent Account balance divided by the Fair Market Value of a Share on the day immediately preceding the payment date.
ARTICLE III.
TAXATION AND TAX WITHHOLDING

3.1 Representation
. Participant represents to the Company that Participant has reviewed with Participant’s own tax advisors the tax consequences of this Award and the transactions contemplated by the Grant Notice and this Agreement. Participant is relying solely on such advisors and not on any statements or representations of the Company or any of its agents.
3.2 Tax Withholding.
(a) The Company has the right and option, but not the obligation, to treat Participant’s failure to provide timely payment in accordance with the Plan of any withholding tax arising in connection with the RSUs or Dividend Equivalents as Participant’s election to satisfy all or any portion of the withholding tax by requesting the Company retain Shares otherwise issuable under the Award.
(a) Participant acknowledges that Participant is ultimately liable and responsible for all taxes owed in connection with the RSUs and the Dividend Equivalents, regardless of any action the Company or any Subsidiary takes with respect to any tax withholding obligations that arise in connection with the RSUs or Dividend Equivalents. Neither the Company nor any Subsidiary makes any representation or undertaking regarding the treatment of any tax withholding in connection with the awarding, vesting or payment of the RSUs or the Dividend Equivalents or the subsequent sale of Shares. The Company and the Subsidiaries do not commit and are under no obligation to structure the RSUs or Dividend Equivalents to reduce or eliminate Participant’s tax liability.
3.3 Section 409A. This Agreement is intended to comply with the requirements of Section 409A. To the extent there is any ambiguity as to whether any provision of this Agreement would otherwise contravene one or more applicable requirements or limitations of Section 409A, such provision shall be interpreted and applied in a manner that complies with the applicable requirements of Section 409A. Notwithstanding the other provisions hereof, (i) any reference to Participant’s Termination of Service or termination of employment shall mean Participant’s “separation from service,” as such term is defined under Section 409A (“Separation from Service”), (ii) each issuance of cash or Shares under this Agreement shall be treated as a separate payment, (iii) if Participant is a “specified employee” under Section 409A and if payment of any amount under this Agreement is required to be delayed for a period of six months after Separation from Service pursuant to Section 409A, payment of such amount shall be delayed as required by Section 409A and shall be paid within ten days after the end of the six-month period or Participant’s death, if earlier, and (iv) in no event may Participant, directly or indirectly, designate the calendar year of a payment.
ARTICLE IV.
OTHER PROVISIONS

4.1 Adjustments. Participant acknowledges that the RSUs, the Shares subject to the RSUs and the Dividend Equivalents are subject to adjustment, modification and termination in certain events as provided in this Agreement and the Plan.
4..2 Notices. . Any notice to be given under the terms of this Agreement to the Company must be in writing and addressed to the Company in care of the Company’s Secretary at the Company’s principal office or the Secretary’s then-current email address or facsimile number. Any notice to be given under the terms of this Agreement to Participant must be in writing and addressed to Participant at Participant’s last known mailing address, email address or facsimile number in the Company’s personnel files. By a notice given pursuant to this Section, either party may designate a different address for notices to be given to that party. Any notice will be deemed duly given when actually received, when sent by email, when sent by certified mail (return receipt requested) and deposited with postage prepaid in a post office or branch post office regularly maintained by the United States Postal Service, when delivered by a nationally recognized express shipping company or upon receipt of a facsimile transmission confirmation. Notwithstanding the foregoing, the Company may, in its sole discretion, decide to deliver any documents related to the RSUs by electronic means. By signing the Grant Notice, Participant consents to receive all documents related to the RSUs by electronic delivery and agrees to participate in the Plan through an on-line or electronic system established and maintained by the Company or a third party designated by the Company.
4.3 Company Policies. The RSUs, any cash or Shares issued pursuant to this Agreement, and any cash proceeds realized from the sale of any Shares issued pursuant to this Agreement are subject to forfeiture or repayment to the Company pursuant to any “clawback” policy that the Company may have in place from time to time and are subject to any share trading policies and other policies that may be implemented by the Company from time to time.
4.4 Titles. Titles are provided herein for convenience only and are not to serve as a basis for interpretation or construction of this Agreement.
4.5 Conformity to Securities Laws. Participant acknowledges that the Plan, the Grant Notice and this Agreement are intended to conform to the extent necessary with all Applicable Laws and, to the extent Applicable Laws permit, will be deemed amended as necessary to conform to Applicable Laws.
4.6 Successors and Assigns. The Company may assign any of its rights under this Agreement to single or multiple assignees, and this Agreement will inure to the benefit of the successors and assigns of the Company. Subject to the restrictions on transfer set forth in the Plan, this Agreement will be binding upon and inure to the benefit of the heirs, legatees, legal representatives, successors and assigns of the parties hereto.
4.7 Limitations Applicable to Section 16 Persons. Notwithstanding any other provision of the Plan or this Agreement, if Participant is subject to Section 16 of the Exchange Act, the Plan, the

Grant Notice, this Agreement, the RSUs and the Dividend Equivalents will be subject to any additional limitations set forth in any applicable exemptive rule under Section 16 of the Exchange Act (including any amendment to Rule 16b-3) that are requirements for the application of such exemptive rule. To the extent Applicable Laws permit, this Agreement will be deemed amended as necessary to conform to such applicable exemptive rule.
4.8 Entire Agreement. The Plan, the Grant Notice and this Agreement (including any exhibit hereto) constitute the entire agreement of the parties and supersede in their entirety all prior undertakings and agreements of the Company and Participant with respect to the subject matter hereof. In the event there is any express conflict between this Agreement and the terms of the Plan, the terms of the Plan shall govern.
4.9 Amendment. The terms and conditions of this Agreement and the RSUs may be amended by the Administrator as permitted by the Plan.
4.10 Agreement Severable. In the event that any provision of the Grant Notice or this Agreement is held illegal or invalid, the provision will be severable from, and the illegality or invalidity of the provision will not be construed to have any effect on, the remaining provisions of the Grant Notice or this Agreement.
4.11 Limitation on Participant’s Rights. Participation in the Plan confers no rights or interests other than as herein provided. This Agreement creates only a contractual obligation on the part of the Company as to amounts payable and may not be construed as creating a trust. Neither the Plan nor any underlying program, in and of itself, has any assets. Participant will have only the rights of a general unsecured creditor of the Company with respect to amounts credited and benefits payable, if any, with respect to the RSUs and Dividend Equivalents, and rights no greater than the right to receive the Shares or cash as a general unsecured creditor with respect to the RSUs and Dividend Equivalents, as and when settled pursuant to the terms of this Agreement.
4.12 Not a Contract of Employment. Nothing in the Plan, the Grant Notice or this Agreement confers upon Participant any right to continue in the employ or service of the Company or any Subsidiary or interferes with or restricts in any way the rights of the Company and its Subsidiaries, which rights are hereby expressly reserved, to discharge or terminate the services of Participant at any time for any reason whatsoever, with or without Cause, except to the extent expressly provided otherwise in a written agreement between the Company or a Subsidiary and Participant.
4.13 Counterparts. The Grant Notice may be executed in one or more counterparts, including by way of any electronic signature, subject to Applicable Law, each of which will be deemed an original and all of which together will constitute one instrument.
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